Exhibit 99.1

NEWS RELEASE for September 20, 2024

Contact: Dina Masi, CFO

   Integrated BioPharma, Inc.

   investors@ibiopharma.com

   888.319.6962

Integrated BioPharma Reports Results for its Quarter and Fiscal Year Ended June 30, 2024

HILLSIDE, NEW JERSEY (September 20, 2024) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter and fiscal year ended June 30, 2024.

Revenue for the quarter ended June 30, 2024 was $12.7 million compared to $13.0 million for the quarter ended June 30, 2023, a decrease of $0.3 million or 2.3%.  The Company had operating income of approximately $402,000 and $79,000 in the quarters ended June 30, 2024 and 2023, respectively.

Revenues for the fiscal year ended June 30, 2024 were $50.3 million compared to $50.7 million for the fiscal year ended June 30, 2023, a decrease of $0.4 million or 0.7%.  The Company had operating income for the fiscal year ended June 30, 2024 of approximately $0.3 million compared to operating income of $0.1 million for the fiscal year ended June 30, 2023.

For the quarter ended June 30, 2024, the Company had net income of approximately $0.3 million or $0.01 per share of common stock, compared with net income of $40,000 or $0.00 per share of common stock for the quarter ended June 30, 2023.  The Company’s diluted net income per share of common stock for the quarters ended June 30, 2024 and 2023 were $0.01 and $0.00 per share of common stock, respectively.

For the fiscal year ended June 30, 2024, the Company had net income of approximately $112,000 or $0.00 per share of common stock, compared with a net loss of $34,000 or $0.00 per share of common stock for the fiscal year ended June 30, 2023.  The Company’s diluted net income (loss) per share of common stock for the fiscal years ended June 30, 2024 and 2023 were $0.00 and $(0.00) per share of common stock, respectively.

“While our revenue decreased by less than 1% in the fiscal year ended June 30, 2024 from the prior fiscal year ended June 30, 2023 our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 90% and 89% of total revenue in the fiscal years ended June 30, 2024 and 2023, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We are continuing to focus on our core businesses to support our growth.  We are excited about new prospects in both the contract manufacturing and warehousing and distribution entities with the goal of diversifying our customer base,” the Co-CEOs further stated.

A summary of our financial results for the three months and fiscal years ended June 30, 2024 and 2023 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2024	2023	2024	2023

Total revenue	$12,746	$12,994	$50,317	$50,672
Cost of sales	11,462	12,008	46,433	46,611
Gross profit	1,284	986	3,884	4,061
Selling and administrative expenses	882	907	3,633	3,941
Operating income	402	79	251	120
Other income (expense), net	12	4	17	(20)

Income before income taxes	414	83	268	100
Income tax (expense) benefit, net	146	43	156	134
Net income (loss)	$268	$40	$112	$(34)

Net earnings (loss) per common share:
Basic	$0.00	$0.05	$(0.00)	$0.13
Diluted	$0.00	$0.05	$(0.00)	$0.12
Weighted average common shares outstanding:
Basic	30,099,610	29,949,610	30,066,003	29,949,610
Diluted	30,702,683	31,368,838	30,873,671	29,949,610

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation and the tightened labor markets; the impact of the war in Ukraine; the impact of the Israel-Hamas war; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.